Exhibit 16.1

April 8, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 8, 2005, of Hudson United Bancorp and are in agreement with the statements contained in the paragraphs 1, 3, 4 and 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP